HomeTrust Bancshares, Inc. Reports Increased Earnings for Fiscal Year End 2014

ASHEVILLE, N.C., July 28, 2014 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $10.3 million for the fiscal year ended June 30, 2014 compared to net income of $9.1 million for fiscal year 2013, a 14.2% increase. The increase in net income was primarily driven by improved asset quality leading to a recovery for loan losses of $6.3 million.  Net income before merger-related expenses, net of tax, for the fiscal year end of 2014 was $12.2 million compared to $9.1 million for fiscal year 2013, a 35.0% increase.  On a basic and diluted per share basis, the Company earned $0.54 per share for the fiscal year ended June 30, 2014 versus $0.45 per share for the fiscal year ended June 30, 2013. Earnings per share before merger-related expenses, net of tax, was $0.64 per share for the fiscal year ended June 30, 2014, an increase of 42.2% compared to the prior fiscal year.

Net income totaled $1.5 million for the fourth quarter of fiscal year 2014, compared to $3.0 million for the same period a year ago. The decrease in net income for the fourth quarter of fiscal 2014 was primarily the result of $1.4 million in merger-related expenses, net of tax. Net income before merger-related expenses, net of tax, totaled $2.9 million for the fourth quarter of fiscal 2014, compared to $3.0 million for the same period a year ago.   On a basic and diluted per share basis, the Company earned $0.08 per share for the three months ended June 30, 2014 while it earned $0.15 per share for the three months ended June 30, 2013. Earnings per share before merger-related expenses, net of tax, was $0.16 per share and $0.15 per share for the three months ended June 30, 2014 and 2013, respectively.

In announcing these results, Dana Stonestreet, Chairman, President and CEO said, “We are pleased to report our increased fiscal year-end earnings performance. During this time, we successfully completed the acquisitions of BankGreenville and Jefferson Bancshares, Inc. both of which will assist us in achieving our long-term growth goals. In addition, as we begin fiscal 2015, we have set the stage to complete the acquisitions of Bank of Commerce in Charlotte as well as the branch banking operations of ten Bank of America branches in Virginia and North Carolina. We look forward to completing these acquisitions and will continue to focus on increasing our loan portfolio and maximizing shareholder value by improving earnings per share.”

Income Statement Review

Net interest income was $54.8 million for the fiscal year ended June 30, 2014 compared to $53.1 million for the fiscal year ended June 30, 2013. Net interest income increased $1.7 million, or 3.2%, compared to the prior year as interest income on securities available for sale increased $1.3 million and total interest expense decreased $1.8 million, which was partially offset by a $1.6 million decrease in interest income on loans. Net interest margin (on a fully taxable-equivalent basis) for the fiscal year ended June 30, 2014 decreased two basis points to 3.79% over last year. The yield on interest-earning assets (on a fully taxable-equivalent basis) decreased 15 basis points to 4.15% while the rate paid on interest-bearing liabilities decreased 19 basis points to 0.46%.

Net interest income was $14.5 million for the three months ended June 30, 2014 compared to $13.0 million for the three months ended June 30, 2013. The $1.5 million, or 11.7%, increase was primarily due to an increase in interest income on loans of $824,000, a $416,000 increase in interest income on securities available for sale, and a $240,000 decrease in total interest expense. The net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2014 increased three basis points over the same period last year to 3.80%.

Noninterest income was $8.7 million for the fiscal year ended June 30, 2014 compared to $10.4 million for the fiscal year ended June 30, 2013. Mortgage banking income and fees decreased $1.9 million, or 37.0%, as proceeds from sales of loans held for sale decreased to $73.5 million during the 2014 fiscal year compared to $227.2 million for the 2013 fiscal year as  loans originated for sale were severely curtailed due to lower refinancing activity driven by increased mortgage loan interest rates throughout the fiscal year.

Noninterest income was $2.2 million for the three months ended June 30, 2014 compared to $2.6 million for the same three month period in the prior fiscal year. Mortgage banking income and fees decreased $382,000, or 32.8%, as proceeds from sales of loans held for sale decreased to $17.7 million during the fourth quarter of fiscal 2014 compared to $44.5 million for the same quarter in fiscal 2013 due to a decrease in loans originated for sale, reflecting the lower refinancing activity during the quarter as compared to the same period last year.

Noninterest expense for the fiscal year ended June 30, 2014 increased $3.6 million, or 7.1%, to $55.0 million compared to $51.4 million for the fiscal year ended June 30, 2013. This increase was primarily driven by $2.7 million of merger-related expenses incurred this fiscal year in connection with the July 31, 2013 acquisition of BankGreenville and the May 31, 2014 acquisition of Jefferson Bancshares, Inc. (“Jefferson”). In addition  salaries and employee benefits increased $3.9 million, or 14.9%, partially offset by a $3.1 million decrease in Federal Home Loan Bank (“FHLB”) advance prepayment penalties, as compared to the prior fiscal year. Salaries and employee benefits increased during fiscal year 2014 primarily as a result of stock based compensation and additional employees retained from the acquisitions of  BankGreenville and Jefferson.

Noninterest expense for the three months ended June 30, 2014 increased $3.8 million, or 30.7%, to $16.4 million compared to $12.6 million for the three months ended June 30, 2013. This increase was primarily related to  $2.0 million in merger-related expenses related to the Jefferson acquisition. Salaries and employee benefits increased $1.1 million, or 15.9%, during the fourth quarter of fiscal year 2014 compared to the same quarter in the prior fiscal year primarily as a result of the BankGreenville and Jefferson acquisitions.

Balance Sheet Review

Total assets increased $491.1 million, or 31.0%, to $2.07 billion at June 30, 2014 from $1.58 billion at June 30, 2013, including an increase net loans receivable of $341.0 million, or 30.1%, to $1.47 billion at June 30, 2014 from $1.13 billion at June 30, 2013, primarily due to the Jefferson acquisition.  Cash and cash equivalents decreased $79.9 million, or 63.5%, to $45.8 million at June 30, 2014 from $125.7 million at June 30, 2013, as $25.2 million  was used to fund the Jefferson acquisition cash consideration  and the balance of the decrease redeployed to partially fund the purchase of $81.6 million in investment securities.

Total deposits increased $428.3 million, or 37.1%, to $1.58 billion at June 30, 2014 from $1.15 billion at June 30, 2013. This increase was primarily due to the Jefferson acquisition. Core deposits (which include checking, savings, and money market accounts) increased $334.5 million or 54.5% due to the Jefferson acquisition and the Company’s strategy to promote  these lower cost accounts. Other borrowings increased to $50.0 million at June 30, 2014 from none at June 30, 2013 due to liabilities assumed in the Jefferson acquisition.

Stockholders’ equity at June 30, 2014 increased to $377.2 million from $367.5 million at June 30, 2013. The increase in stockholders’ equity primarily reflected a $10.3 million increase in retained earnings resulting from net income for the fiscal year. The Company repurchased approximately 1.8 million shares for $29.7 million during the year which was partially offset by the issuance of approximately 1.7 million shares valued at $25.2 million  to consummate the Jefferson acquisition. As of June 30, 2014, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 13.39%, 18.23%, and 19.49%, respectively. As of June 30, 2013, these ratios were 15.25%, 21.89%, and 23.16%, respectively.

Asset Quality

The allowance for loan losses was $23.4 million, or 1.56% of total loans, at June 30, 2014 compared to $32.1 million, or 2.75% of total loans, at June 30, 2013.  The allowance for loan losses would have been 2.01% of total loans at June 30, 2014, excluding the loans acquired from Jefferson.

For the fiscal year ended June 30, 2014, the provision (recovery) for loan losses was ($6.3) million compared to $1.1 million for 2013. The recovery  in the provision was primarily due to improving asset quality due to lower classified and  non-performing loans, as well as  lower loan charge-offs. The ratio of classified assets to total assets decreased to 4.56% at June 30, 2014 from 7.43% at June 30, 2013.  Classified assets decreased 19.5% to $94.7 million at June 30, 2014 compared to $117.6 million at June 30, 2013. Loan charge-offs decreased $1.8 million, or 43.2%, to $2.3 million during the 2014 fiscal year compared to $4.1 million for the prior fiscal year. Net charge-offs as a percentage of average loans also decreased to 0.19% for the fiscal year ended June 30, 2014 from 0.34% for the prior fiscal year.

The recovery for loan losses was ($1.5) million for the quarter ended June 30, 2014 compared to a ($1.2) million recovery for the quarter ended June 30, 2013. Non-performing loans to total loans decreased to 3.14% at June 30, 2014 from 5.88% at June 30, 2013. Net loan charge-offs were $340,000 for the three months ended June 30, 2014 compared to a net recovery ($312,000) for the same period during the prior fiscal year.

Nonperforming assets were $62.7 million, or 3.02% of total assets, at June 30, 2014, compared to $80.3 million, or 5.07% of total assets at June 30, 2013. Nonperforming assets included $47.0 million in nonperforming loans and $15.7 million in foreclosed real estate at June 30, 2014, compared to $68.6 million and $11.7 million, respectively, at June 30, 2013. The decrease in nonperforming loans was primarily due to loans returning to performing status as payment history and the borrower’s financial status improved. At June 30, 2014, $23.9 million, or 50.9%, of nonperforming loans were current on their loan payments.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust currently has assets of $2.07 billion. The Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 34 offices in North Carolina (including the Asheville metropolitan area and the “Piedmont” region), South Carolina (Greenville), and East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown). The Bank is the 8th largest community bank headquartered in North Carolina.

On March 4, 2014, HomeTrust Bank announced it entered into a share exchange agreement to acquire Bank of Commerce headquartered in Charlotte, North Carolina.  As of June 30, 2014, Bank of Commerce had total assets of $123 million. Bank of Commerce operates one office in midtown Charlotte.  This  transaction is anticipated to close on July 31, 2014.

On May 31, 2014, the Company completed its acquisition of Jefferson Bancshares, Inc. (NASDAQ:JFBI) based in Morristown, TN, acquiring  approximately $494 million in assets, $329 million in loans, and $377 million in deposits along with twelve branch office locations across East Tennessee.

On June 10, 2014, HomeTrust announced that the Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The acquisition will add approximately $504 million of deposits. In addition to the branches, the Bank will acquire a small amount of loans as part of the transaction. The Bank expects the purchase to close in the fourth calendar quarter of this year, following approval by regulators and satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisition of Jefferson Bancshares, Inc. and the pending acquisitions of Bank of Commerce and the 10 branch banking operations of Bank of America might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$2,074,454	$1,632,308	$1,629,325	$1,673,526	$1,583,323
Loans held for sale	2,537	2,276	8,907	6,106	10,770
Loans receivable, net(2)	1,473,099	1,140,850	1,142,933	1,167,504	1,132,110
Allowance for loan losses	23,429	25,269	27,125	29,200	32,073
Certificates of deposit in other banks	163,780	159,699	152,027	145,606	136,617
Securities available for sale, at fair value	168,749	89,882	82,661	97,860	24,750
Federal Home Loan Bank stock	3,697	1,537	2,089	2,089	1,854
Goodwill	9,815	2,802	2,802	2,802	-
Deposits	1,583,047	1,211,904	1,211,447	1,243,488	1,154,750
Other borrowings	50,000	2,207	2,217	2,227	-
Stockholders’ equity	377,151	358,436	358,106	368,066	367,515

Asset quality ratios:
Non-performing assets to total assets(3)	3.02%	3.90%	4.09%	4.95%	5.07%
Non-performing loans to total loans(3)	3.14	4.66	4.84	5.68	5.88
Total classified assets to total assets	4.56	5.93	6.33	7.33	7.43
Allowance for loan losses to non- performing loans(3)	49.84	46.47	47.87	42.69	46.78
Allowance for loan losses to total loans	1.56	2.16	2.32	2.43	2.75
Net charge-offs to average loans (annualized)	0.11	0.02	0.46	0.19	-0.10

Capital ratios:
Equity to total assets at end of period	18.18%	21.96%	21.98%	21.99%	23.21%
Average equity to average assets	20.30	22.04	21.97	22.42	23.09

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013(1)
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest income	$15,781	$14,498	$60,281	$60,389
Total interest expense	1,255	1,495	5,432	7,255
Net interest income	14,526	13,003	54,849	53,134
Provision (recovery) for loan losses	(1,500)	(1,200)	(6,300)	1,100
Net interest income after provision for loan losses	16,026	14,203	61,149	52,034
Fees and service charges	829	665	2,783	2,589
Mortgage banking income and fees	801	1,183	3,218	5,107
Other non-interest income	566	715	2,737	2,691
Total non-interest income	2,196	2,563	8,738	10,387
Salaries and employee benefits	8,174	7,050	30,366	26,438
Net occupancy expense	1,576	1,352	5,322	4,965
FHLB advance prepayment penalty	-	-	-	3,069
REO-related expenses(4)	262	457	2,089	3,086
Merger-related expenses	1,998	-	2,708	-
Other	4,405	3,702	14,547	13,835
Total non-interest expense	16,415	12,561	55,032	51,393

Income before income taxes	1,807	4,205	14,855	11,028
Income tax expense (benefit)	274	1,187	4,513	1,975
Net income	$1,533	$3,018	$10,342	$9,053

	Three Months Ended		Year Ended
	June 30,(5)		June 30,(5)
	2014	2013	2014	2013
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to
average total assets)	0.35%	0.76%	0.62%	0.56%
Return on equity (ratio of net income
to average equity)	1.72	3.29	2.86	2.48
Tax equivalent yield on earning assets(6)	4.12	4.18	4.15	4.30
Rate paid on interest-bearing liabilities	0.40	0.55	0.46	0.65
Tax equivalent average interest rate spread (6)	3.72	3.63	3.69	3.65
Tax equivalent net interest margin(6) (7)	3.80	3.77	3.79	3.81
Average interest-earning assets to average
interest-bearing liabilities	128.98	134.75	130.20	132.54
Operating expense to average total assets	3.73	3.16	3.29	3.21
Efficiency ratio(8)	81.09	73.80	75.37	67.63

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Per Share Data:
Net income per common share:
Basic	$0.08	$0.15	$0.54	$0.45
Diluted	$0.08	$0.15	$0.54	$0.45

Average shares outstanding:
Basic	18,349,323	19,413,496	18,603,774	19,922,283
Diluted	18,399,609	19,475,140	18,715,669	19,941,687

Book value per share at end of period	$18.28	$17.65	$18.28	$17.65
Tangible book value per share at end of period(8)	17.68	17.64	17.68	17.64
Total shares outstanding at end of period	20,632,008	20,824,900	20,632,008	20,824,900

Average Balance Sheet Data:	For the Three Months Ended June 30,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,280,169	4.86%	$1,188,604	4.99%
Interest-earning deposits with banks	198,868	0.89	236,080	0.69
Securities available for sale	122,024	1.58	26,351	1.02
Other interest-earning assets	3,389	3.78	16,848	0.62
Total interest-earning assets	1,604,450	4.12	1,467,883	4.18

Interest-bearing deposits	1,226,496	0.41	1,089,340	0.55
Other borrowings	17,480	0.23	-	-
Total interest-bearing liabilities	1,243,976	0.40	1,089,340	0.55

Tax equivalent interest rate spread(6)		3.72%		3.63%
Tax equivalent net interest margin(6) (7)		3.80%		3.77%

	For the Year Ended June 30,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,213,271	4.94%	$1,210,153	5.10%
Interest-earning deposits with banks	211,254	0.83	221,943	0.68
Securities available for sale	89,781	1.76	28,862	1.12
Other interest-earning assets	13,730	0.87	20,769	0.73
Total Interest-earning assets	1,528,036	4.15	1,481,727	4.30

Interest-bearing deposits	1,167,477	0.46	1,107,544	0.63
Other borrowings	6,109	0.25	10,434	2.68
Total interest-bearing liabilities	1,173,586	0.46	1,117,978	0.65

Tax equivalent interest rate spread(6)		3.69%		3.65%
Tax equivalent net interest margin(6) (7)		3.79%		3.81%

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and real estate owned. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2014, there were $14.2 million of restructured loans included in nonaccruing loans and $23.9 million, or 50.9%, of nonaccruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented in this earnings release, the efficiency ratio is calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties, REO-related expenses and merger-related expenses, by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities. The efficiency ratio, tangible book value, and tangible book value per share are non-GAAP (generally accepted accounting principles utilized in the United States) financial measures.  The Company believes the efficiency ratio as presented is useful for both investors and management to understand the effects of certain non-interest items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. The Company believes that tangible book value and tangible book value per share are useful for both investors and management as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  The reconciliation of these non-GAAP measures (including the efficiency ratio, tangible book value and tangible book value per share), is included in tabular form below:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013

Non-interest expense	$16,415	$12,561	$55,032	$51,393
Less FHLB advance prepayment expense	-	-	-	3,069
Less REO-related expenses	262	457	2,089	3,086
Less merger-related expenses	1,998	-	2,708	-
Non-interest expense – as adjusted	$14,155	$12,104	$50,235	$45,238

Net interest income	$14,526	$13,003	$54,849	$53,134
Plus non-interest income	2,196	2,563	8,738	10,387
Plus tax equivalent adjustment	733	835	3,076	3,371
Less realized gain/loss on securities	-	-	10	-
Net interest income plus non-interest income – as adjusted	$17,455	$16,401	$66,653	$66,892

Efficiency ratio	81.09%	73.80%	75.37%	67.63%
Efficiency ratio (without adjustments)	80.11%	80.70%	86.55%	80.91%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2014	2013	2014	2013
Total stockholders’ equity	$377,151	$367,515	$377,151	$367,515
Less: goodwill, core deposits intangibles, net of taxes	(12,344)	(76)	(12,344)	(76)
Tangible book value	$364,807	$367,439	$364,807	$367,439
Common shares outstanding	20,632,008	20,824,900	20,632,008	20,824,900
Tangible book value per share*	$17.68	$17.64	$17.68	$17.64

* Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities